Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces Fourth Quarter
and Year End 2006 Financial Results
Debt on completed condominiums reduced by nearly 50 percent in 2006

NEW YORK CITY, March 19, 2007 — Tarragon Corporation (Nasdaq: TARR), a leading developer of multifamily housing for rent and for sale, today announced its financial results for the fourth quarter and year ended December 31, 2006.
Year End Financial Results
     Based on unaudited results, net income for 2006 was $9.8 million, or $0.31 per diluted share, compared to $88.5 million, or $2.93 per diluted share, in 2005. 2006 net income was adversely impacted by unusual items including impairment charges, write-offs and gross margin adjustments of $34.9 million after tax, or $1.23 per share. Of this $34.9 million, $26.3 million is reflected in cost of sales, resulting from market driven margin reductions and impairments. The margin adjustments were made to reflect price reductions, slower absorption and increased marketing costs on unsold units. $6.4 million, after tax, is included in general and administrative expense, resulting from the write-off of pursuit costs on development projects that did not go forward. Finally, $2.2 million of impairment charges, after tax, represent the write-down of land inventory and properties held for sale to current estimated market value. This compares to $3.2 of impairment charges and other write-downs, after tax, recorded in 2005. Loss from continuing operations for 2006 was $2.3 million or $(0.12) per diluted share compared to income from continuing operations of $45.8 million or $1.60 per diluted share in 2005.
     The Company expects to report consolidated 2006 revenue of $544.9 million, an 8 percent decrease from $595.1 million in 2005, based on unaudited results. Homebuilding sales, including revenue from unconsolidated entities, decreased 31 percent to $508.2 million in 2006 from $735.5 million in 2005. Fewer condominium conversion closings in the Southeast market, which declined 34 percent from 2005, were the principal reason for the decline in revenue.
     Tarragon Chairman and CEO William S. Friedman commented, “We have finished a disappointing year for the homebuilding industry and for Tarragon. We have used this period of slow sales to develop new marketing strategies, to reduce debt and to pursue developments with multiple exit strategies that work either as rentals or condominiums. Tarragon’s long-term plan is to focus on smart growth and redevelopment projects in areas of high demand.”
Fourth Quarter Financial Results
     The Company expects to report a net loss for the fourth quarter of 2006 of $25.1 million, or $(0.89) per diluted share, compared to net income of $7.8 million, or $0.26 per diluted share,

in the fourth quarter of 2005. Included in the fourth quarter of 2006 net loss were unusual items including impairment charges, write-downs and gross margin adjustments of $23.6 million after tax, or $0.83 per share. This $23.6 million includes $18.6 million from market driven margin reductions and impairments in cost of sales, $3.3 million from development pursuit costs written off to general and administrative expense and $1.7 million from impairment charges related to the write-down of land inventory and properties held for sale. No impairment charges or other write-downs were recorded in the fourth quarter of 2005. Loss from continuing operations was $25.6 million in the fourth quarter of 2006, compared to a loss of $2.9 million in the same period of 2005.
     Based on unaudited results, consolidated revenue for the fourth quarter of 2006 was $163.8 million, an increase of 7.8 percent over consolidated revenue of $151.9 million in the same period of 2005. Homebuilding sales, including revenue from unconsolidated properties, declined 14 percent to $148.5 million in the fourth quarter of 2006, compared to $173.7 million in the fourth quarter of 2005. Florida sales represented 49 percent of homebuilding sales in the 2006 fourth quarter compared to 81 percent in the 2005 period.
Sales, Orders and Backlog
     In the fourth quarter of 2006, the Company wrote 448 net new orders totaling $101.6 million at an average sale price of $227,000, compared with 527 net new orders totaling $138.8 million for the same period in 2005 at an average sale price of $263,000. The Company delivered 570 homes in the fourth quarter 2006 for $126.4 million, an average price of $222,000, compared with 949 homes for $251.1 million, with an average price of $264,000, in the fourth quarter of 2005.

     During 2006, the Company executed 1,562 net new orders totaling $391.1 million compared to 3,899 net new orders in 2005 worth $962.7 million. Tarragon delivered 2,639 homes in 2006 valued at $574.5 million compared to 3,343 homes in 2005 worth $878.2 million.
     “In the fourth quarter, our highly promotional sales efforts in the Southeast, particularly in Florida, resulted in 64 percent more homes sold than in this year’s third quarter,” Mr. Friedman commented, “enabling us to reduce condominium conversion debt by more than $190 million in 2006 to $200 million at year end. This $200 million represents less than 35 percent of the estimated market value of completed condominium inventory as of December 31, 2006. We expect to reduce this debt to less than $75 million by the end of 2007.” Mr. Friedman continued, “Our aggressive sales strategy is improving our financial flexibility and allowing us to redeploy our capital to the Northeast where we see continuing opportunities.”
     At year-end 2006, the Company’s backlog, excluding land development, was $239.6 million representing 607 homes compared with $330.4 million representing 1,152 homes at year-end 2005. The average contract price was $395,000 at December 31, 2006 compared to $287,000 at December 31, 2005. 52 percent of the year-end backlog is from Northeast developments compared to 13 percent at year end 2005.
Active Projects
     At December 31, 2006, Tarragon’s active for-sale communities (including backlog) totaled over 4,500 homes in 35 communities, representing nearly $1.4 billion in projected revenue, compared to more than 8,000 homes in 46 communities representing over $2.3 billion in projected revenue at December 31, 2005.
     The $1.4 billion of active, for-sale developments as of December 31, 2006 is comprised of 38 percent new mid- and high-rise buildings, 37 percent condominium conversions and 25 percent new low-rise developments. Reflecting recent price reductions, slower absorption and higher marketing costs, these communities are now expected to generate gross margins of 19 percent, 12 percent, and 19 percent, respectively. Overall, a 16 to 17 percent average gross margin is anticipated on the remaining active project inventory. Included in cost of sales are development salaries, marketing and selling costs that amounted to 4.8 percent of consolidated homebuilding revenue in 2006.
     Tarragon’s development program also includes the construction or renovation of six rental communities comprising 1,775 apartment homes in Tennessee, Connecticut, New Jersey, Florida and Texas. During 2006 the Company completed the construction and lease-up of four other rental communities totaling 860 apartments. These 10 projects are estimated to have a stabilized rental value in excess of $500 million resulting in an average profit margin of more than 22 percent. In January 2007, Newbury Village, a 180-unit luxury apartment community located in Meriden, Connecticut, was sold for $30.3 million generating $10 million of net cash proceeds and reducing Tarragon’s consolidated debt by nearly $20 million. Tarragon anticipates selling four more of the rental properties in the second half of 2007.
     Mr. Friedman commented, “Our increased emphasis on rental development is a response to historically high demand and favorable valuations for rental properties as well as slower absorption of comparable for-sale housing. We believe lower availability of sub-prime mortgages will have a very positive effect on demand for rental housing. This, in turn, will lead to higher rents and healthier margins for rental development. We intend to sell most of the rental properties we are developing shortly after completion and lease-up.”

Development Pipeline
     The Company’s homebuilding pipeline, comprised of sites owned or controlled by the Company not yet included in active developments, totaled more than 4,600 homes in 22 communities at the end of the fourth quarter of 2006. The Company continues to review its pipeline projects for feasibility under current market conditions and regularly terminate those not meeting its underwriting criteria.
     Based on estimated, potential revenue, 55 percent of the pipeline comes from mixed residential and commercial communities, 34 percent from mid-rise developments, 6 percent from townhome communities and 5 percent from condominium conversions. More than 75 percent of the estimated, potential revenue is from projects located in the Northeast that will begin to impact results in 2008 and future periods. Tarragon has a weighted-average interest of 87 percent in the development pipeline.
     “Our homebuilding strategy is focused on developing urban infill and mixed residential and commercial properties in the Northeast. As we redeploy capital from our Southeast condominium conversion portfolio, we will increase our investments in this attractive and unique market. And while condominium conversions represent only 5 percent of the development pipeline,” Mr. Friedman continued, “our know-how in that market segment retains value as we expect significant opportunities to assist mezzanine and first mortgage lenders work out problem projects.”
Real Estate Services Division
     The Real Estate Services division, with 11,310 apartments as of December 31, 2006, had net operating income for the fourth quarter of $14.2 million, compared to $9.7 million from 8,777 apartments in the prior year. The increase is primarily attributable to the transfer of 12 properties from the Homebuilding division to the Real Estate Services division. Same store net operating income increased approximately 10 percent in the fourth quarter of 2006 compared to the same period in 2005.
     For 2006, Real Estate Services division net operating income decreased 14 percent to $47.4 million due primarily to the sale of 14 apartment communities in 2005 and early 2006. Same store net operating income increased 6 percent led by a 4.3 percent increase in rents. Average same store occupancy during 2006 was 93.4 percent, up from 91.7 percent a year ago.
     The strong results of our Real Estate Services division further support the prospects for the successful development of additional rental communities.
Spin Off of Homebuilding Division
     The Company has filed a preliminary proxy statement with the Securities and Exchange Commission related to the proposed pro rata, tax-free spin off of its Homebuilding Division as an independent, publicly traded company. The transaction, which is subject to shareholder approval, is expected to be completed in mid-2007. Tarragon will continue to operate its real estate services business, which provides asset and property management, leasing and renovation services to residential and commercial properties. Following the spin off, Tarragon will change its name to Sage Residential, Inc. Tarragon’s homebuilding and development business will be renamed Tarragon Corporation. Tarragon believes that the spin off will, among other things, provide both businesses with direct and differentiated access to financing and the capital markets, allow each company to grow through acquisitions appropriate to its business and provide each company with the opportunity to align management incentives with the performance of its business. If the spin off is consummated, Tarragon stockholders will hold a proportionate interest equal to their current ownership interest in Tarragon in two separate companies: Tarragon Corporation, which will have substantially reduced debt and higher book value as a result of its separation from the real estate services division due to that division’s high level of fixed rate, non-recourse debt, and Sage, which will hold the assets of the real estate services division and associated debt. Although Sage will reflect negative book value as a result of historical-based accounting and depreciation, its net asset value, based on our current estimate of the fair market value of the assets of the real estate services division, is expected to approximate $7 per diluted share. “Sage will be a management-focused real estate services company, led by an award-winning team that has been recognized for its vision and expertise, that will be well positioned to significantly expand its net operating income and absorb additional business,” said Mr. Friedman.
     Mr. Friedman concluded, “Due to the effects that the timing of the spin off will have on our operating results, we will not issue guidance until the spin off is completed. Our goal for 2007 is to validate the confidence our investors have placed in the strength of our long term strategy, aggressively manage our balance sheet, and improve earnings over 2006.”
Share Repurchase Program
     During 2006, the Company repurchased 1,034,687 shares at an average price of $14.99 per share. No shares were repurchased in the 2006 fourth quarter.
Results Conference Call
     A conference call to discuss the results for the fourth quarter and year ended December 31, 2006, will take place on Tuesday, March 20, 2007 at 10:00 a.m. ET. The call will be broadcast live over the Internet, which may be accessed by visiting the Company’s web site at http://www.tarragoncorp.com. Participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 7 days, through 11:00 p.m. ET on March 27, 2007.
About Tarragon Corporation
     Tarragon Corporation is a leading developer of multifamily housing for rent and for sale. The Company’s operations are concentrated in the Northeast, Florida, Texas and Tennessee. To learn more about Tarragon Corporation, visit: http://www.tarragoncorp.com.
Additional Information About the Spin-off Transaction
     Tarragon has filed a preliminary proxy statement with the Securities and Exchange Commission containing information about Tarragon, Sage, the proposed spin-off transaction and related matters. A definitive proxy statement, which may contain additional or different information from that contained in the preliminary proxy statement, will be filed with the SEC and mailed to Tarragon’s stockholders prior to the stockholders’ meeting related to the spin-off transaction. Stockholders are urged to read carefully the definitive proxy statement, when it becomes available, as it will contain important information that stockholders should consider before making a decision about the spin-off transaction and related matters. In addition to receiving the definitive proxy statement from Tarragon in the mail, stockholders will be able to obtain the definitive proxy statement, when it becomes available, the preliminary proxy statement and other filings containing information about Tarragon, the spin-off transaction and related matters, without charge, at the SEC’s web site (http://www.sec.gov). Documents filed with the SEC by Tarragon will also be available free of charge at Tarragon’s web site (http://www.tarragoncorp.com). Stockholders may obtain copies of these documents without charge by requesting them in writing from Tarragon Corporation, 3100 Monticello Ave., Ste. 200, Dallas, TX, 75205, or by telephone at (214) 599-2200.

     Tarragon and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Tarragon’s stockholders with respect to the proposed spin-off transaction. Information regarding any interests that Tarragon’s executive officers and directors may have in the transaction is set forth in the preliminary proxy statement and will be included in the definitive proxy statement, when it becomes available.
Forward-looking Statements
     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition, risks associated with the proposed spin-off of the Company’s homebuilding division as described in the Company’s SEC filings relating to the transaction, and other risk factors outlined in the Company’s SEC reports, including its Annual Report on Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
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TABLES FOLLOW

TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2006
(Dollars in thousands, except per share data)
(Unaudited)

	For the Years Ended
	December 31,
	2006	2005	2004
Revenue	$544,884	$595,099	$302,244

Expenses	508,365	481,279	254,361

Other income and expenses:
Equity in income of partnerships and joint ventures	17,166	29,603	15,193
Minority interests in income of consolidated partnerships and joint ventures	(4,748)	(10,071)	(5,976)
Interest income	854	995	728
Interest expense	(47,432)	(35,061)	(25,865)
Gain on sale of real estate	1,148	3,808	378
Gain (loss) on disposition of other assets	—	(300)	2,075
Loss on extinguishment of debt	(4,218)	(27,620)	(365)
Litigation, settlements, and other claims	—	(1,214)	(250)

Income (loss) from continuing operations before income taxes	(711)	73,960	33,801
Income tax (expense) benefit	(1,637)	(28,142)	1,689

Income (loss) from continuing operations	(2,348)	45,818	35,490
Discontinued operations, net of income taxes
Income (loss) from operations	(141)	971	(119)
Gain on sale of real estate	12,331	41,709	10,950
Cumulative effect of change in accounting principle	—	—	(16,803)

Net income	9,842	88,498	29,518
Dividends on cumulative preferred stock	(971)	(899)	(904)

Net income allocable to common stockholders	$8,871	$87,599	$28,614

Earnings per common share — basic
Income (loss) from continuing operations allocable to common stockholders	$(0.12)	$1.74	$1.54
Discontinued operations	0.43	1.65	0.48
Cumulative effect of change in accounting principle	—	—	(0.75)

Net income allocable to common stockholders	$0.31	$3.39	$1.27

Earnings per common share — assuming dilution
Income (loss) from continuing operations allocable to common stockholders	$(0.12)	$1.60	$1.31
Discontinued operations	0.43	1.33	0.40
Cumulative effect of change in accounting principle	—	—	(0.62)

Net income allocable to common stockholders	$0.31	$2.93	$1.09

Homebuilding
Operating Statements
(Unaudited)

	For the Years Ended December 31,
	2006		2005		2004
Homebuilding sales	$508,185	100%	$735,528	100%	$315,496	100%
Cost of homebuilding sales	(455,469)	(90%)	(557,848)	(76%)	(240,960)	(76%)

Gross profit on homebuilding sales	52,716	10%	177,680	24%	74,536	24%

Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(2,302)	—	(2,093)	—	(2,822)	(1%)
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(2,138)	—	(33,627)	(5%)	(14,664)	(5%)
Overhead costs associated with investment in joint ventures	(600)	—	(1,410)	—	—	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(209)	—	(2,662)	—	—	—
Additional costs attributable to profits recognized previously on intercompany sales	(9,350)	(2%)	(2,363)	—	(6,701)	(2%)

	38,117	8%	135,525	19%	50,349	16%

Other income and expenses:
Interest expense	(9,708)	(2%)	(839)	—	(441)	—
Net income (loss) from rental operations	(5,371)	(1%)	2,750	—	(1,468)	—
Mortgage banking income	864	—	457	—	—	—
General and administrative expenses	(31,568)	(6%)	(16,229)	(2%)	(14,341)	(5%)
Other corporate items	250	—	550	—	1,289	—
Loss on extinguishment of debt	(3,355)	(1%)	(1,074)	—	(118)	—
Impairment charges	(2,721)	(1%)	—	—	(733)	—
Distributions from unconsolidated partnerships and Cumulative effect of change in accounting principle	9,625	2%	—	—	—	—
Gain on sale of real estate or disposition of other assets	817	—	1,979	—	2,048	1%

Income before taxes	(3,050)	(1%)	123,119	17%	36,585	12%
Add additional costs attributable to profits recognized previously on intercompany sales	9,350	2%	2,363	—	6,701	2%
Add depreciation on higher basis resulting from intercompany sales	—	—	—	—	30	—

Homebuilding contribution to consolidated net income	$6,300	1%	$125,482	17%	$43,316	14%

Reconciliation of total homebuilding sales revenue for Homebuilding to consolidated homebuilding sales revenue:

Total homebuilding sales revenue	$508,185		$735,528		$315,496
Less: homebuilding sales revenue of unconsolidated partnerships and joint ventures	(63,909)		(230,806)		(95,031)

Consolidated homebuilding sales revenue	$444,276		$504,722		$220,465

Real Estate Services
Operating Statements
(Unaudited)

	For the Years Ended December 31,
	2006		2005		2004
Rental revenue	$92,269	100%	$114,827	100%	$135,605	100%
Property operating expenses	(44,858)	(49%)	(59,492)	(52%)	(68,908)	(51%)

Net operating income	47,411	51%	55,335	48%	66,697	49%

Net gain on sale of real estate	25,750		63,971		20,592
Distributions from unconsolidated partnerships and joint ventures in excess of investment	—		88		—
Minority interests in income of consolidated partnerships and joint ventures	(2,446)		(7,685)		(3,005)
Elimination of management and other fees paid to Tarragon by unconsolidated partnerships and joint ventures	—		310		410
Outside partners’ interests in (income) losses of unconsolidated partnerships and joint ventures	161		(1,723)		(443)
General and administrative expenses	(6,812)		(9,888)		(6,596)
Other corporate items	1,902		865		324
Impairment charges	(810)		(3,066)		(1,812)
Loss on extinguishment of debt	(863)		(26,546)		(247)
Litigation settlement	—		(1,214)		—
Cumulative effect of change in accounting principle	—		—		(16,803)
Interest expense	(34,028)		(40,697)		(39,516)
Depreciation expense	(17,832)		(18,877)		(31,074)

Income (loss) before taxes	12,433		10,873		(11,473)
Add gain recognized previously on intercompany sales	(1,426)		4,885		—
Add depreciation on higher basis resulting from intercompany sales	1,723		1,616		2,949

Real Estate Services contribution to consolidated net income	$12,730		$17,374		$(8,524)